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                                                                    Exhibit 10.1


                                February 1, 2002


Acorn Products, Inc.
390 West Nationwide Blvd.
Columbus, OH  43215
Attention:  Special Committee of Board of Directors

Gentlemen:

         The undersigned existing stockholders of Acorn Products, Inc. ("ACORN") representing funds and accounts managed by TCW Special Credits and Oaktree Capital Management, LLC (the "PRINCIPAL HOLDERS") are pleased to submit the following preliminary proposal for a recapitalization of UnionTools, Inc. (the "COMPANY") that provides for the purchase of newly-issued stock of Acorn by the Principal Holders or, at the election of Acorn, a purchase of the Company by the Principal Holders, or an entity they control, that would afford existing holders of Acorn common stock a continuing direct or indirect equity interest in the Company with the equivalent economic effects as described herein (the "TRANSACTION"). Among other things, the Transaction would result in the repayment of the Company's obligations under its existing credit agreement. We are extremely interested in pursuing the Transaction.

         We understand that the Company is obligated under its existing credit agreement (the "EXISTING CREDIT AGREEMENT") to deliver to the lenders under that agreement a certified copy of a letter of intent acceptable to Acorn's board of directors (the "ACORN BOARD") by the date hereof. We also understand that the Acorn Board established a committee of its members (the "SPECIAL COMMITTEE") to monitor, review, consider and negotiate the terms of a proposed transaction between Acorn and the Principal Holders and to determine whether to recommend such transaction for approval by the Acorn Board. We are submitting this letter to Acorn and the Special Committee with the understanding that, even if it is executed by Acorn, it will not obligate Acorn to consummate the transactions contemplated hereby. Rather, it will form the basis for discussions and negotiations between Acorn and the Special Committee, on the one hand, and the Principal Holders, on the other, with respect to the terms of a Transaction, as the Special Committee undertakes the responsibilities which have been delegated to it by the Acorn Board.

         The principal terms of our preliminary proposal are outlined below:

1. OUTLINE OF TRANSACTION. On the terms and subject to the conditions described herein, the Principal Holders would (a) purchase for cash from Acorn 7,000,000 newly-issued shares of Acorn common stock at a price of $1.00 per share (the "SHARE PURCHASE"), and (b) exchange all of their outstanding participation interests in the Company's 12% Exchangeable Notes, representing approximately $8,000,000 of principal and accrued interest as of April 30, 2002, for approximately 8,000,000 additional shares of Acorn common stock (the "NOTE



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EXCHANGE"). Acorn would advance to the Company cash in the amount of $7,000,000 that would be applied, together with borrowings under a new secured credit facility, to repay all outstanding obligations of the Company (then due and payable) under the Existing Credit Agreement. Following the consummation of such transactions, the holders of Acorn common stock (other than the Principal Holders and their affiliates) would receive rights (at the rate of 350 rights per 100 shares of Acorn common stock held as of a record date to be established) to purchase one share of Acorn common stock at $1.00 per share for each right received (the "RIGHTS OFFERING"). Assuming that the number of Acorn shares of common stock held by persons other than Principal Holders is approximately 1,800,000, then such rights offer would entitle holders (other than Principal Holders and their affiliates) to purchase up to 6,300,000 shares of Acorn common stock for aggregate consideration of $6,300,000. The Principal Holders would act as stand-by purchasers to the extent that less than 3,000,000 shares are issued upon completion of the Rights Offering.

2. NEW CREDIT FACILITY. The new credit facility would be comprised of a revolving loan facility, providing for advance rates of 85% against eligible receivables and 60% of eligible inventory, and a $13 million term loan at Closing which would be subject to a $3 million prepayment without penalty by the Company upon completion of the Rights Offering. The new credit facility would have a maturity of not less than three years; a weighted average LIBOR spread of not more that 3.75%; other terms not less favorable than currently in effect under the Existing Credit Agreement and other terms satisfactory to the Principal Holders and Acorn.

3. CONDITIONS. The obligations of the Principal Holders to consummate the Transaction will be subject to the satisfaction of customary conditions, including (i) the negotiation and execution of definitive agreements and related documents contemplated by such agreement on terms satisfactory to the Principal Holders, (ii) receipt of all necessary governmental and material third party approvals (to be mutually identified and agreed upon) which are required to consummate the transactions contemplated hereby, (iii) funding of the new credit facility on terms and conditions satisfactory to the Principal Holders, (iv) absence of a material adverse change in the financial condition, results of operations, business, assets, properties or prospects of Acorn and Company, taken together, including the actual or potential loss or reduction of business with any material customer, (v) Acorn's stockholders shall have approved the Transaction, (vi) the Principal Holders' determination in good faith that the Company's net operating tax losses and other tax attributes will not be adversely affected by consummation of the Transaction and/or subsequent Rights Offering, and (vii) fees and expenses of the transaction payable by the Company not exceeding $250,000 (inclusive of fees and expenses relating to legal, accounting and advisory work already performed (but not yet paid) or to be performed on behalf of Acorn, the Company, the Board of Directors and the Special Committee). We would expect definitive documentation for the Transaction to contain customary covenants, representations and warranties, closing conditions and other customary terms in transactions of this type.



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4.       ACCESS TO INFORMATION; PRE-CLOSING ACTIVITIES. Until this letter agreement terminates, Acorn will afford, and will cause the Company and its subsidiaries and its and their respective officers and agents to afford, to the Principal Holders and their representatives, consultants, agents, lenders, employees and investors full and complete access, during regular business hours, to the properties, business, personnel (including outside accountants and lawyers), and financial, legal, accounting, tax and other data and information relating to the Company as requested by the Principal Holders or their representatives or agents for purposes of evaluating the Transaction. Acorn will, and will cause the Company to, conduct its business and operations in the usual and ordinary course in accordance with good business practices between the date of this letter and the execution of a definitive agreement.

5. FEES AND EXPENSES. Acorn and the Principal Holders will each pay their respective fees and expenses (including the fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) in connection with the transactions contemplated hereby; provided that upon consummation of the Transaction, Acorn or the Company will reimburse the reasonable fees and expenses incurred by the Principal Holders in connection with such transactions.

6. PUBLICITY. None of the Principal Holders, Acorn or the Company, or their respective directors, officers, employees, advisors, agents, affiliates or representatives will make any press release or public announcement concerning the existence of this proposal or of the transactions contemplated hereby without the prior written approval of the other parties hereto, except as required by law, regulation or stock exchange rule; provided that any party required to make a press release or public announcement pursuant to law, regulation or exchange rule shall give prior notice to the other party and a reasonable opportunity for the other party to review and comment on such press release or public announcement.

7. TERMINATION; NON-EXCLUSIVE. This letter will automatically terminate and be of no further force and effect upon the first to occur of (i) delivery by the Special Committee to the undersigned of a notice of termination, (ii) the execution of a definitive agreement, or (iii) the date which is 45 days from the date hereof, unless the parties hereto mutually agree to an extension hereof. Notwithstanding the foregoing, the obligations of the parties pursuant to paragraphs 5 and 6 and this paragraph 7 hereof will survive any such termination of this letter. For the avoidance of doubt, the parties acknowledge that this letter agreement does not restrict in any manner the right or ability of Acorn or the Company to engage in discussions, directly or indirectly, with any third party with respect to any transaction which conflict with or be an alternative to the Transaction. Moreover, the obligations of the Principal Holders pursuant to the terms of this letter shall be several and not joint as among such holders.



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8.       COUNTERPARTS; OTHER. This letter may be executed in two or more counterparts (any of which may be by facsimile signature), all of which taken together will constitute one binding agreement among the parties hereto and their successors and assigns. This letter shall be governed by the substantive laws (and not the law of conflicts) of the State of Delaware.

                                    * * * * *



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         We look forward to the opportunity to discuss our proposal with you at your earliest convenience.


                                   Sincerely,




                                   By: /s/ Matthew Barrett
                                      ----------------------------------------
                                   Matthew Barrett, as Authorized Signatory of
                                   The Entities Set forth on the Attached
                                   Schedule A


                                   By: /s/ Vincent Cebula
                                      ----------------------------------------
                                   Vincent Cebula, Managing Director of
                                   Oaktree Capital Management, LLC, in its
                                   Capacity as General Partner of OCM
                                   Principal Opportunities Fund, L.P.



ACCEPTED AND AGREED as of
February 1, 2002


ACORN PRODUCTS, INC.


By: /s/ A. Corydon Meyer
   --------------------------------------------------

Its: President and CEO
    -------------------------------------------------



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               SCHEDULE A TO LETTER AGREEMENT OF FEBRUARY 1, 2002

TCW SPECIAL CREDITS FUND IIIB

TCW SPECIAL CREDITS TRUST IIIB

THE COMMON FUND FOR BOND INVESTMENTS, INC.

DELAWARE STATE EMPLOYEES' RETIREMENT FUND

WEYERHAEUSER COMPANY MASTER RETIREMENT TRUST (TCW)

TCW SPECIAL CREDITS TRUST

TCW SPECIAL CREDITS TRUST IV

TCW SPECIAL CREDITS TRUST IV-A

TCW SPECIAL CREDITS FUND IV

TCW SPECIAL CREDITS PLUS FUND




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